Exhibit 10.52

RETIREMENT AGREEMENT AND RELEASE OF CLAIMS

This Retirement Agreement and Release of Claims (“Agreement”) is between HollyFrontier Corporation and HollyFrontier Payroll Services, Inc. (“HollyFrontier”), on behalf of themselves and their respective parents, subsidiaries, and affiliates (collectively, the “Company”), and me, Denise McWatters (“I”, “Ms. McWatters”, or “Employee”). By signing this Separation Agreement, I am agreeing to release all claims against the Company, and promising not to sue the Company in the future, all as described in more detail below. In exchange for my agreements and promises, the Company has agreed to pay me Separation Pay (set forth on Attachment A) and has agreed to other terms as set forth herein, which I understand I would not receive unless I sign this Agreement. I acknowledge and agree to the following:

1.Retirement. I understand that my final day of active employment with the Company was on my Retirement Date of August 12, 2019 as set forth on Attachment A, which attachment is part of this Agreement and is incorporated by reference herein. All salary and other benefits ceased at that time, except as otherwise provided in this Agreement. In addition, as of my Retirement Date, I understand that I ceased to hold any officer or director positions with the Company. The Company represents to me that it has engaged in commercially reasonable efforts to notify all applicable authorities to remove me from such positions and that it has engaged in commercially reasonable efforts to ensure that as of the Effective Date, no public records indicate that I am an officer and/or director of any of the Company’s entities.

2.Retirement Benefits. I understand that I was separated from the payroll as of the Retirement Date and that I have been offered Retirement Benefits (set forth on Attachment A) in exchange for signing and complying with the terms of this Agreement. This payment is subject to taxes and customary withholdings and will be paid within the time period set forth on Attachment A. I understand that payment will cease upon final determination that I have materially breached any part of this Agreement in a manner that cannot be cured or in a manner that has not been cured within 30 days after written notice of the alleged breach. Notice of alleged breach shall be sent by the Company, in writing to the following addresses and shall be effective when sent unless a notice of delivery error is received:

Ms. Denise McWatters via email at her personal email address on file with the Company with cc copy to Hal Gillespie at hkg@gillespiesanford.com and Joseph Gillespie at joe@gillespiesanford.com.

3.Mutual General Release. In consideration of the promises contained herein, I, on behalf of myself and my agents, heirs, administrators, executors, assignors, assigns, and anyone acting or claiming to act on my joint or several behalf, hereby fully and irrevocably release and discharge the Company, together with its parents, subsidiaries, affiliates, divisions, partners, members, joint ventures, predecessor and successor corporations and business entities, past, present, and future (including but not limited to Holly Energy Partners, L.P.) and its and their agents, directors, officers, employees, shareholders, insurers reinsurers, representatives, attorneys, and employee benefit plans and administrators (and the trustees or other individuals affiliated with such plans) past, present, and future (collectively the “Released Parties”) of and from any and all claims, demands, rights, liabilities, suits, actions, and causes of action of any nature whatsoever, in law or in equity, known or unforeseen, to the date upon which I execute this Agreement, including without limitation: claims arising out of or by virtue of or in connection with my employment with the Company or any of the Released Parties; the terms and conditions of that employment; the termination of that employment; my Retirement; or any communications about my Retirement or the termination of my employment, officer positions, or director positions with the Company or any of the Released Parties. This release includes (but is not limited to) claims for breach of contract and common law claims for wrongful discharge; negligence; negligent hiring, retention, and/or supervision; intentional or negligent invasion of privacy; defamation; intentional or negligent infliction of emotional distress; violations of public policy; or any other law grounded in tort or contract. This release further includes (but is not limited to) statutory claims for failure to pay wages; unlawful retaliation; and unlawful discrimination or harassment on the basis of race, color, religion, sex, sexual orientation, gender identity or expression, marital status, national origin, ancestry, citizenship status, age, disability, protected medical condition as defined by applicable state or local law (cancer or genetic characteristics), pregnancy, childbirth and related medical conditions, genetic information, veteran status or any other characteristic protected by applicable federal, state or local law, and that these laws are enforced through the courts and agencies such as the Equal Employment Opportunity Commission (EEOC), Department of Labor (DOL), and state human rights, wage and hour and fair employment practices agencies.

Such laws include, but are not limited to, federal and state wage and hour laws, including the Fair Labor Standards Act (FLSA), federal and state whistleblower laws, federal and state leave laws, including the Family and Medical Leave Act (FMLA), federal and state anti-discrimination and other laws, including Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, as amended (ADEA), the Americans with Disabilities Act (ADA), the Employee Retirement Income Security Act, 29 U.S.C. § 100l, et seq. (ERISA) (excluding COBRA), 42 U.S.C. Section 1981, the Worker Adjustment and Retraining Notification (WARN) Act, the Equal Pay Act, the Americans with Disabilities Act (ADA), the Vietnam Era Veterans Readjustment Assistance Act, the Fair Credit Reporting Act, the Occupational Safety and Health Act (OSHA), the Sarbanes-Oxley Act of 2002 (SOX), the Texas Commission on Human Rights Act (a/k/a Chapter 21 of the Texas Labor Code), the Immigration Reform and Control Act, and any other federal or state employment laws, as each may be amended from time to time.

I understand that, subject to the limitations set forth in paragraph 4 below, I am giving up all statutory, common law or contract claims and rights, including those that I am not currently aware of and those not mentioned in this Agreement, up to and through the date that I sign and deliver this Agreement to the Company. I waive, to the extent permitted by law, any right or ability to be a class or collective action representative or to opt-in and/or otherwise participate in any putative or certified class, collective, or multi-party action or proceeding based on such a claim in which the Company or any other Released Parties identified in this Agreement is a party.

Likewise, in consideration of the promises contained herein, the Released Parties hereby fully and irrevocably release and discharge me and my agents, heirs, administrators, executors, assignors, assigns, executors, administrators, and anyone acting or claiming to act on her joint or several behalf, from any and all claims, damages, demands, rights, liabilities, suits, actions, and causes of action of any nature whatsoever, in law or in equity, known or unforeseen, as of the Effective Date hereof, and, whether connected with my claims or not and including but not limited to: any dispute, claim, charge, or cause of action for errors, omissions, malpractice, negligence, breach of contract, and/or any claims or causes of action arising under any local, state, or federal law, common or statutory, whether arising in contract or tort, for any actions or omissions whatsoever, which existed or may have existed prior to, or contemporaneously with, the Effective Date of this Agreement. The Released Parties shall cause all of their subsidiaries and affiliates to comply with the terms of this Agreement and hereby indemnify and hold harmless me from any claims that are intended to be released by this Agreement.

4.Certain Actions Not Prohibited. I understand that this Agreement does not prohibit or prevent me from filing a charge or participating, testifying, or assisting in investigations, hearings, or other proceedings conducted by the EEOC or the NLRB, or a similar agency enforcing federal, state or local anti-discrimination laws. However, to the maximum extent provided by law, I agree that if such an administrative claim is made to an anti-discrimination agency, I shall not be entitled to any individual damages, money, or other personal benefits as a result of such charge, investigation or proceeding. In addition, I understand that nothing in this Agreement, including, but not limited to, the release of claims or the confidentiality clause, prohibits me from a) reporting possible violations of law (including securities laws) to any government agency or entity, including to the U.S. Congress, the U.S. Department of Justice, the U.S. Securities and Exchange Commission or any agency Inspector General; b) making disclosures protected under federal whistleblower laws; or c) otherwise fully participating in any federal whistleblower programs, including any such programs managed by the U.S. Securities and Exchange Commission and/or the Occupational Safety and Health Administration. This Agreement does not prohibit or prevent me from receiving individual monetary awards or other individual relief by virtue of participating in such whistleblower programs. Furthermore, I understand, and the Company hereby acknowledges and agrees, that this Agreement does not prevent me from exercising my rights, if any, to a) vested benefits under any pension or savings plan or deferred compensation plan; b) COBRA benefits under Section 601-608 of ERISA; c) receive pay for accrued but unused vacation; d) receive all dividend payments to which I am entitled that have accrued but not yet been paid to me following my retirement; e) contributions to my Health Care Spending Account and/or f) any right to indemnity and defense under applicable insurance policies and indemnification agreements provided to me by the Company, including without limitation, HollyFrontier Corporation, and Holly Energy Partners, L.P. covering my position during my employment at the Company. I acknowledge I have previously been paid all base salary due to me through the Retirement Date and that I was previously paid for my accrued but unused vacation through the Retirement Date. The Company and I agree that my only vested rights under any pension or savings plan or deferred compensation plan are my rights under the Company’s 401k defined contribution retirement plan and the Company’s non-qualified defined contribution plan.

5.Waiver of ADEA Claim. The release set forth in Paragraph 3 includes a release of any claims I may have under the Age Discrimination in Employment Act (“ADEA”), 29 U.S.C. § 621 et seq., against the Company and/or any of the Released Parties that may have existed on or before the date I signed this Agreement. The ADEA is a federal statute that prohibits discrimination on the basis of age. By signing this Agreement, I understand that I am waiving any and all claims under the ADEA that I may have against the Company and/or the Released Parties that existed on or before the date that I signed the Agreement. I understand that any claims under the ADEA that may arise after I sign this Agreement are not waived. I acknowledge that I am receiving consideration for the waiver of any and all claims under the ADEA in addition to anything of value to which I am already entitled. I have, at my option, twenty-one (21) calendar days from the date this Agreement was first presented to me to consider this Agreement. The Company has advised me to consult with an attorney before signing this Agreement, and I did so consult with counsel of my choosing. I have seven (7) calendar days after the date I sign this Agreement to revoke this Agreement (the “Revocation Period”) by providing a written notice of my revocation via email to the Company’s outside counsel, Rory Divin (rd@mcdonaldlaw.com) and Brian Jorgensen (bmjorgensen@jonesday.com). This Agreement does not become effective or enforceable until the Revocation Period has expired with no timely revocation by me (the “Effective Date”).

6.Cooperation. I agree, upon the Company’s request, to reasonably cooperate with the Company as it relates to legal matters on which I worked during my employment by the Company, as well as in any Company investigation, arbitration and/or litigation regarding events that occurred during my employment with the Company. I understand that the Company will compensate me for the time I spend on such cooperation at the rate of $500 per hour and reimburse me for any reasonable expenses I incur as a result of such cooperation, as long as I request such compensation in advance and in writing within sixty (60) days after incurring such expenses.

7.Certain Obligations. I acknowledge that I have ethical, fiduciary, and other obligations and duties to the Company as its former attorney, and also in connection with my having formerly held the Officer/Director/Employee Positions, including a duty relating to non-disclosure of attorney client privileged information and communications, and notwithstanding anything else in this Agreement, nothing in this Agreement is intended to reduce or limit any of those obligations or duties. I understand that after the Retirement Date, I continue to be bound by my other obligations, duties, and promises to the Company, including, but not limited to, those referenced above as well as the obligations contained in the Company’s Code of Conduct in effect on my Retirement Date (the “Code”), and any intellectual property agreements signed by me, except as specifically modified by this Agreement. I also understand that this Agreement does not, however, limit me from providing information to the U.S. Securities and Exchange Commission, the Occupational Safety and Health Administration and/or any other local, state, or federal agency as part of a whistleblower action and/or a report of possible violation(s) of any securities law.

I affirm my obligation to the Company not to disclose to any third-party non-public Company information. I understand that this paragraph shall not apply to information that is required to be disclosed by law or to information provided to a government agency or entity acting in its official capacity.

8.Return of Property. In accordance with my existing and continuing obligations to the Company (including those obligations arising under the Code and any confidentiality, intellectual property and/or other agreements that I have previously signed), the Company acknowledges that I returned all Company building passes, credit cards, keys, computers and computer accessories. Except as noted in the last sentence of this paragraph below, I do not have any property or files relating to past and on-going legal matters pertaining to the Company, building passes, credit cards, keys, telephones, company files, documents, records, computer access codes, computer programs, instruction manuals, business plans, e-mail and communications relating to the Company and its legal affairs, and other property that I received, prepared, or helped to prepare in connection with my employment with the Company. I also agree that I will not keep and have not kept any copies, duplicates, reproductions, computer disks, or excerpts of any confidential or proprietary Company materials, documents or trade secrets. The Company agrees that I may keep my former Company cell phone and that keeping this phone does not violate this Agreement. The foregoing cell phone contains emails for the period from July 5, 2019 to August 8, 2019 and a minimal number of business texts that have not been deleted pursuant to written instructions received from Tim Jones, all of which shall be retained and applicable texts will be provided to the Company at the Company’s cost upon receipt of a third party subpoena to the extent such subpoena covers same.

Within 5 business days following the Effective Date, the Company shall cooperate with me to ensure the cell phone number ending in -9980 that has been used by me for over 11 years will be transferred to me for my personal use.

9. Confidential Information. I will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Company’s Proprietary Information (defined below), unless an officer of the Company authorizes me to do so in writing. I will obtain the Company’s written approval before publishing or submitting for publication any material (written, verbal, or otherwise) that relates to any Proprietary Information. I reaffirm that all Proprietary Information that I may have prepared or acquired during my employment is the sole property of the Company. The term “Proprietary Information” means and includes all confidential and/or proprietary knowledge, data or information of the Company, including trade secrets, inventions, ideas, processes, formulas, data, programs, know-how, improvements, discoveries, developments and designs and techniques. It also includes business information regarding plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, prices and costs, suppliers and customers as well as information regarding the identity, skills and compensation of other employees at the Company.

10. Statements Concerning the Company. I agree to refrain from publishing any oral or written statements about the Company or its directors, officers, employees, consultants, agents or representatives that (a) are slanderous, libelous or defamatory, or (b)  place the Company or any of its directors, officers, employees, consultants, agents or representatives in a false light before the public. Similarly, the Company shall refrain from publishing any oral or written statements about me that (a) are slanderous, libelous or defamatory, or (b) place me in a false light before the public. The foregoing shall not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings). A violation or threatened violation of this prohibition may be enjoined by the courts. The rights afforded to me and to the Company under this provision are in addition to any and all rights and remedies otherwise afforded by law.

11.Update Social Media Sites. I have, or will, within five days following execution of this Agreement, by both parties, update any social networking sites, including, but not limited to, Twitter, Facebook, and LinkedIn, to indicate that I am no longer employed by or affiliated with the Company. The Company will notify me and provide reasonable time to update any such sites that may not have completed the change due to my inability to confirm the change from my Company email account.

12.Re-employment with the Company. Subject to paragraph 6 of this Agreement, I agree not to solicit, seek or accept a position (whether as an employee, consultant, independent contractor, officer, or director ) with the Company after the Retirement Date. However, if I am employed at an entity separate from the Company that is acquired by or merged with the Company in the future, this Agreement does not require me to terminate my employment with that entity.

13.Applicable Law. The laws of the State of Texas, except to the extent that its rules on conflicts of laws would require the application of the law of a foreign jurisdiction, apply to this Agreement.

14.Enforceability. This Agreement is valid, even if any section or term is not enforceable. In the event that any one or more of the provisions contained in this Agreement shall for any reason be held to be unenforceable under the governing law, the rest of the Agreement shall continue to apply.

15.Waiver of Right to a Trial by Jury. I understand that pursuant to this Agreement, I am giving up my right to a trial by jury. The Company and Released Parties also waive their right to a trial by jury. However, I recognize and agree that the Company may seek to enforce the provisions contained in Paragraphs 9 and 10 through injunctive relief and/or damages, in a court of competent jurisdiction.

16.Successors and Assigns. This Agreement is binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company and their successors and assigns.

17.Entire Agreement. This Agreement contains the entire agreement between the Company and me concerning the separation of my employment, except as set forth in paragraph 7 above. In deciding to sign this Agreement, I am not relying on any statements or promises except those found in this Agreement. Except as set forth in Paragraph 7 above, this Agreement replaces any prior agreements between the Company and me dealing with the same subjects.

18.Reaffirmation. If asked by the Company to re-execute and reaffirm my obligations under this Agreement (including the release of claims) on or after my Retirement Date, I agree to do so as one of my obligations under this Agreement and as a condition of receiving the Separation Pay set forth on Attachment A.

19.MMSEA. I have not, as of today, incurred any medical expenses as a Medicare beneficiary, and am not aware of any medical expenses that Medicare has paid on my behalf and for which the Company may be liable.

20.Mediation and Arbitration. With the exception of any alleged violation of Paragraph 9 or 10 of this Agreement, any other controversy, dispute or claim arising out of or relating to this Agreement or its breach, or pertaining to the termination of my Officer/Director/Employment Positions or my Retirement from the Company will first be settled through good faith negotiation. If the dispute cannot be settled through negotiation, we agree to attempt in good faith to settle the dispute by mediation administered by JAMS. If we are unsuccessful at resolving the dispute through mediation, we agree to final and binding arbitration administered by JAMS pursuant to its Employment Arbitration Rules & Procedures and subject to JAMS Policy on Employment Arbitration Minimum Standards of Procedural Fairness. Judgment on the award may be entered in any court having jurisdiction.

21.No Admission. This Agreement is given in settlement and compromise of disputed claims and is not intended and shall not be construed as an admission by the Company or by me of liability as to any matter, except as to the covenants and obligations created and expressly set forth herein.

22.Authority to Enter This Agreement. By signing this Agreement, both the representative of HollyFrontier and I represent, warrant, and agree that they respectively have full legal authority to enter into and agree to the terms of this Agreement, and that their agreement to the terms and conditions of this Agreement is a legally binding contract.

23.Release of Non-Compete Obligations. HollyFrontier confirms and agrees that Ms. McWatters is hereby released from any obligations set forth in any prior written non-competition agreements she may have entered into during her employment at HollyFrontier and she is under no such obligation going forward after this Agreement.

BY SIGNING THIS AGREEMENT, I STATE THAT: (A) THE COMPANY ADVISED ME TO CONSULT AN ATTORNEY, AT MY OWN EXPENSE, AND THAT I HAVE HAD AN OPPORTUNITY TO CONSIDER THIS, BEFORE SIGNING THIS AGREEMENT; (B) I UNDERSTAND THAT IN ORDER TO RECEIVE THE SEPARATION PAY UNDER THIS AGREEMENT, I MUST SIGN AND RETURN THIS AGREEMENT NO LATER THAN TWENTY-ONE DAYS AFTER I RECEIVE IT; (C) I UNDERSTAND THAT I HAVE SEVEN DAYS TO REVOKE THIS AGREEMENT AFTER SIGNING IT, PURSUANT TO PARAGRAPH 5 ABOVE; AND (D) THIS AGREEMENT IS WRITTEN IN A CLEAR AND STRAIGHT-FORWARD MANNER, THAT I UNDERSTAND ITS TERMS, AND THAT I HAVE MADE A VOLUNTARY DECISION TO SIGN IT.

Agreed to and accepted by, on this 31 day of December, 2019.

             EMPLOYEE:

/s/ Denise McWatters
DENISE McWATTERS

Agreed to and accepted by, on this 31 day of December, 2019.

HollyFrontier Corporation
HollyFrontier Payroll Services, Inc.

/s/ Dale Kunneman
Dale Kunneman
Vice President, CHRO

ATTACHMENT A

Employee Name:             Denise McWatters

Job Title:	Senior Vice President, General Counsel, Secretary, and Chief Compliance Officer

Retirement Date:	August 12, 2019

Retirement Benefits

The benefits noted in this Attachment A are conditioned upon Ms. McWatters execution and non-revocation of the Retirement Agreement and Release of Claims (the “Agreement”).

Separation Pay:

A.    In consideration of the Retirement Agreement and Release of Claims with Ms. McWatters, HollyFrontier will pay to, or on Ms. McWatters’ behalf, the gross sum of Two Million One Hundred Ninety-Five Thousand Dollars and No Cents ($2,195,000.00), inclusive of costs and attorneys' fees, payable as indicated below.

(i)    One direct deposit to the same account used for Ms. McWatters during her employment at the Company in the amount of $1,942,137 to Ms. McWatters for disputed economic damages including, without limitation, back pay, less applicable withholding taxes (withholding as supplemental wages), for which HollyFrontier will issue a W-2 to Ms. McWatters;

(ii)    One check in the amount of $245,863 payable to Gillespie Sanford LLP, for all attorneys' fees and costs on behalf of Ms. McWatters for which a MISC-1099 form will be issued to Ms. McWatters and also to Gillespie Sanford LLP and for which Gillespie Sanford LLP shall provide a W-9 before HollyFrontier can issue payment.

(iii)    One check in the amount of $7,000 payable to WickPhillips, for all attorneys' fees and costs on behalf of Ms. McWatters for which a MISC-1099 form will be issued to Ms. McWatters and also to WickPhillips and for which WickPhillips shall provide a W-9 before HollyFrontier can issue payment.

All checks, MISC-1099 forms, and the W-2 shall be delivered to Hal K. Gillespie, Esq., Gillespie Sanford LLP, 4925 Greenville Ave., Suite 200, Dallas, Texas 75206. Following receipt of the W-9 forms, the Company shall deliver the checks and direct deposit within 10 calendar days following the receipt of this fully executed Agreement provided Ms. McWatters does not revoke her agreement within the Revocation Period as described in Paragraph 5 of this Agreement. All MISC-1099 forms and the W-2 will be issued within the time frames prescribed by law. There will be no contributions or deferrals by the Company to its 401k plan related to the Separation Pay.

Vesting and Settlement of Long-Term Incentive Awards:

Restricted Stock Units
On August 12, 2019 you became fully vested in, and the restrictions lapsed on, the following awards of restricted stock units granted to you by HollyFrontier Corporation with respect to the following number of shares of common stock of HollyFrontier Corporation and all such shares shall be valued on the settlement date for the W-2 and tax withholding:

Grant Date        Restricted Stock Units that Vest
November 7, 2017    7,878
November 6, 2018    7,635

Performance Share Units

On August 12, 2019, you became fully vested in, and the restrictions lapsed on, the following performance share units granted to you by HollyFrontier Corporation with respect to the following number of shares of common stock of HollyFrontier Corporation and all such shares shall be valued at the closing price on the settlement date for the W-2 and tax withholding:

Grant Date        Performance Share Units that Vest
November 6, 2016    35,750 (based on 17,875 paid at 200%)
November 7, 2017    11,815 (at the actual performance %)
November 6, 2018    7,635 (at 100%)

You acknowledge that your pro rata portion of the 2016 performance share units is being settled at 200% as certified by the HollyFrontier Corporation Compensation Committee and the 2017 performance share units will be settled according to their terms on December 1, 2020 concurrently with the processing of all other 2017 performance share units granted to employees of HollyFrontier Corporation and the 2018 performance share units are being settled at 100% as set forth above. You further acknowledge that you will not be entitled to any additional shares based on certification of the 2018 performance goals set forth in the applicable award agreement by the HollyFrontier Corporation Compensation Committee at a later date.

Provided you do not revoke this Agreement within the Revocation Period described in Paragraph 5 of this Agreement, the 2016 performance shares are to be paid as soon as possible after the Effective Date (but no later than 30 days after the Effective Date). Settlement of the remaining restricted stock units and performance share units set forth above will be made in accordance with Section 409A of the Internal Revenue Code, and therefore, settlement of the restricted stock units and the 2018 performance share units will be on February 25, 2020, or the first business date after the Effective Date as defined in Paragraph 5 of this Agreement, whichever is later. Settlement of these restricted stock units and performance stock units will be subject to tax withholdings and reported to the IRS as income on a Form W-2.

The unvested 2016 Restricted Stock long-term incentive awards were forfeited upon your Retirement Date.

Section 409A and Taxes

To the extent that there are any 409A tax implications, it is intended that the payments above, and the timing thereof, shall comply with Section 409A of the Code (and any regulations and guidelines issued thereunder), the Severance Agreement and this Attachment A shall be interpreted on a basis consistent with such intent. Payments shall only be made on an event and in a manner permitted by Section 409A of the Code. This Severance Agreement and this Attachment A may be amended with your consent in any respect deemed by the Company to be necessary in order to preserve compliance with Section 409A of the Code. By signing this Agreement, I acknowledge and agree that I am solely responsible for the payment of any taxes imposed on me for any shares, money, or anything else of value paid or transferred under the Agreement.

Retirement Agreement and Release of Claims – McWatters    1